Exhibit 99.1

Media Contact:
Investor Relations: 941-681-3115, investorrelations@sinofresh.com

FOR IMMEDIATE RELEASE

SINOFRESH HEALTHCARE, INC. REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

ENGLEWOOD, FL, November 15, 2006 - SinoFresh HealthCare, Inc. (OTC BB: SFSH), developer and marketer of the only patented, over-the-counter nasal spray that targets the sources of many chronic sinus conditions, recently announced its results for the quarter and nine months ended September 30, 2006.

Revenue in the third quarter of 2006 was $155,079, down from $978,620 in the third quarter of 2005. Revenue for the first nine months of 2006 was $773,086, compared to $2,299,450 during the same period in 2005. The decline in revenue is primarily attributable to the lack of funds available for marketing and advertising, the loss of distribution to Wal-Mart and also due to inferior label claims as a result of a change to the health and beauty aid category in late 2005.

Gross profit in the third quarter of 2006 was $92,059 (59% of revenues), down from $661,175 (68% of revenues) in the third quarter of 2005. Gross profit for the first nine months of 2006 was $389,886 (50% of revenues), compared to $1,607,212 (70% of revenues) during the same period in 2005. The decrease in margin percentage for each of these periods is largely due to sales charge backs from a customer that discontinued distribution of the throat spray product and also from rebate programs that were implemented in the last quarter of 2005. These programs were put in place in order to encourage trial use of the product.

Total operating expenses for third quarter 2006 were $399,005, compared to $585,065 for third quarter 2005. On a year to date basis, operating expenses were $1,593,502 for the first nine months of 2006 compared to $2,837,925 for the first nine months of 2005. The decrease is primarily the result of a reduction in legal fees related to a lawsuit, which was favorably resolved in early 2006 and also due to the lack of any significant marketing and advertising or research and development activities.

Net loss for the third quarter of 2006 was $449,437, or ($.03) per basic share, compared to a net loss of $116,670, or ($0.01) per basic share, in the third quarter of 2005. Net loss for the nine months ended September 30, 2006 and 2005 was $1,658,887, or ($.11) per basic share, and $1,740,142, or ($.12) per basic share, respectively.

Working capital deficit is approximately $3,544,000 as of September 30, 2006.

“Our declining revenue is very disappointing. The recent formulation change which included the addition of certain homeopathic ingredients will allow us to enhance the label claims on our lead nasal product. This improved formulation will benefit our loyal consumer base and the new label claims should also stimulate sales to new consumers”, stated SinoFresh CEO and Chairman, Charles Fust.

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative upper respiratory system therapies. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal and Sinus Care, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. The Company is also researching how antiseptic cleansing may alleviate chronic sinus distress, a condition that may affect 37 million Americans annually. SinoFresh™ products are available in

Walgreens, Rite Aid, CVS, Duane Reade, and other drug, grocery, and mass merchandise retailers. More information is available at www.sinofresh.com.

Safe Harbor Statement
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005 (file No. 0-49764).  The Company’s actual results could differ materially from such forward-looking statements.  The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

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SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.